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                                                                    EXHIBIT 99

[BORGWARNER AUTOMOTIVE LETTERHEAD]

                                 News Release
                                                 Release Date:  Immediate

                                                 Contact: Leslie Cleveland Hague
                                                          312/322-8683

                        BORG-WARNER AUTOMOTIVE TO SELL
          NORTH AMERICAN MANUAL TRANSMISSION MANUFACTURING BUSINESS


Chicago, Illinois, January 19, 1996 - Borg-Warner Automotive, Inc. (NYSE:BWA) today announced that it plans to seek an acceptable buyer for its North American manual transmission manufacturing business. In order to accomplish this in a comprehensive and orderly manner, an investment banking firm will be retained to assist in the identification of possible purchasers. This decision to exit the U.S. market does not affect the company's growing four-wheel drive
(4WD) transfer case business or its manual transmission operations in Asia, where it operates manufacturing joint ventures in China and India.

     Borg-Warner Automotive is one of the last remaining independent producers of manual transmissions in the United States. There has been a steady decline in the U.S. of light vehicles with manual transmissions and today, less than 22 percent of the cars and light trucks sold in North America each year are equipped with manual transmissions. Of that market, most are made in-house by the Original Equipment Manufacturers (OEMs) or


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by suppliers that are allied with OEMs through joint ventures or other business arrangements. These trends will continue to place independent producers like Borg-Warner Automotive at a competitive disadvantage.

     "The shrinking U.S. manual transmission market, combined with the decline in sales of sporty cars -- our only real U.S. manual transmission market niche-makes it necessary to sell our U.S. manual transmission manufacturing business. This strategic move will strengthen our company's future earnings and protect our 4WD transfer case operations by refocusing our energies on that growing, but highly competitive segment of business. We will, however, retain design, engineering and marketing of manual transmissions, especially in Asia where demand for manual transmissions is expanding," said Borg-Warner Automotive president and CEO John F. Fiedler.

     In the United States, Borg-Warner Automotive produces manual transmissions for light trucks and 5 and 6-speed high performance sports cars such as the Dodge Viper, Chevrolet Camaro, Pontiac Firebird and the Ford Mustang at a subsidiary plant located in Muncie, IN.

     Chicago-based Borg-Warner Automotive, Inc. is a leading supplier of highly engineered components and systems primarily for automotive drivetrain applications. The company operates manufacturing facilities in 11 countries serving the North American, European and Asian automotive markets.


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